Exhibit 99.1



Cherokee International Reports Financial Results for Third Quarter 2006


    TUSTIN, Calif.--(BUSINESS WIRE)--Nov. 14, 2006--Cherokee
International Corporation (NASDAQ:CHRK):

    --  Revenue Increases $6.6 Million

    --  Gross Profit Increases $1.7 Million or 37%

    --  Narrows Net Loss by 36% Year-Over-Year

    --  Mexico Exit Underway

    Cherokee International Corporation (NASDAQ:CHRK), a leading provider of power supplies, today announced its financial results for the third quarter ended October 1, 2006.

    Net sales for the third quarter of 2006 totaled $33.1 million, up 25% compared to $26.4 million for the third quarter of 2005. Net sales were down sequentially 14% compared to $38.3 million for the second quarter of 2006. The increase in net sales for the quarter versus the same quarter a year ago was mainly due to a 28% increase in our telecom and industrial/medical markets and a 21% increase in our datacom markets. During the quarter we also took advantage of consolidation in the industry and upgraded our sales team in North America by signing new sales representatives in Canada and the United States. Our European operations were closed for two weeks during the quarter, as they were during the third quarter of 2005, for traditional European summer vacation.

    The net loss for the third quarter of 2006 was $1.4 million, or $0.07 per diluted share, compared to a net loss of $2.2 million, or $0.11 per diluted share for the third quarter a year ago, and was down sequentially from $0.4 million of net income or $0.02 per diluted share in the second quarter.

    Gross profit for the quarter was $6.4 million, up 37% compared to $4.7 million for the same period in 2005. Our gross margin of 19.3% for the third quarter 2006 was up 1.6% from the 17.7% we realized in the third quarter of 2005. Included in the quarter's cost of sales was a $0.3 million charge for inventory revaluation at the Guadalajara plant we are closing. The Company is also absorbing some duplicate costs as it migrates work to China. We incurred higher freight costs as we began to clear the backlog caused by a temporary disruption to our supply chain. The overall increase in gross profit was due primarily to the increase in company-wide revenues and better utilization of labor.

    During the third quarter, as we announced in August, the Company began to execute its exit plan for the Guadalajara, Mexico plant and recorded $0.3 million in restructuring costs. Most of the product lines produced at our Guadalajara facility are being transferred to our new plant in Shanghai. The transfers should be completed no later than the end of Q1 2007. This $0.3 million in restructuring was primarily the accrual of severance obligations. The Company also recorded $0.3 million fixed asset impairment charge directly related to the Mexico exit. In total, exit costs for the quarter were just over $0.8 million when including the related inventory charges to cost of sales. These exit costs do not include the temporary, but necessary, redundant costs of still having Mexico open while China production capabilities increase to assume these tasks. Also, in the third quarter the Company paid higher commissions on higher sales, and incurred expenses associated with the establishment of engineering, sales and administrative functions in our new China facility.

    Operating expenses were $7.3 million for the third quarter 2006 compared to $6.3 million for the third quarter of 2005, and $7.1 million for the second quarter of 2006. As a percentage of sales, operating expenses were 22% compared to 24% in the same quarter of 2005. The Company incurred $0.2 million of stock based compensation expense during the quarter under the new accounting standards adopted in 2006.

    "We were pleased with our progress during the quarter in closing Mexico, ramping up China and recording double-digit design wins," commented Jeffrey M. Frank, Cherokee's Chief Executive Officer. "We remain committed to our cost initiatives and feel we are making real progress operationally to strengthen our gross margins."

    For the nine months ended October 1, 2006, net sales increased to $107.5 million, up 20% when compared to $89.4 million for the same period in 2005. The net loss for the nine months ended October 1, 2006 was $0.2 million, or $0.01 per diluted share, compared to a net loss of $3.3 million, or $0.17 per diluted share for the nine months ended October 2, 2005.

    Conference Call Information

    The senior management of Cherokee will hold a conference call on, Tuesday, November 14, 2006 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee's website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's website immediately following the call.

    Investors who prefer to dial into the conference may call
877-502-9273 or 913-981-5582 for International callers. The passcode for both is 3548389. Please call in 10 minutes before the start of the call.

    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-203-1112, and 719-457-0820 for International callers. Passcode for the telephone replay is 3548389. The telephone replay will be available through November 21, 2006.

    About Cherokee International Corporation

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.


                  CHEROKEE INTERNATIONAL CORPORATION
           Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                                 Three Months Ended Nine Months Ended
                                 ------------------ ------------------
                                  Oct 1,    Oct 2,   Oct 1,    Oct 2,
                                   2006     2005      2006     2005
                                 --------- -------- --------- --------

Net sales                         $33,051  $26,418  $107,462  $89,420
Cost of sales                      26,676   21,753    84,436   70,801
                                 --------- -------- --------- --------
   Gross profit                     6,375    4,665    23,026   18,619
                                 --------- -------- --------- --------
Operating Expenses:
   Engineering and development      2,244    2,116     6,887    6,822
   Selling and marketing            1,721    1,631     4,742    5,633
   General and administrative       2,809    2,560     8,873    8,736
   Gain from insurance proceeds         -        -         -   (2,490)
   Restructuring costs                275        -       275        -
   Asset impairment                   285        -       285        -
                                 --------- -------- --------- --------
   Total operating expenses         7,334    6,307    21,062   18,701
                                 --------- -------- --------- --------
   Operating income                  (959)  (1,642)    1,964      (82)

Interest expense                     (744)    (643)   (2,098)  (2,035)
Other income, net                     129       50       321       75
                                 --------- -------- --------- --------
Income (loss) before income taxes  (1,574)  (2,235)      187   (2,042)
Provision for income taxes           (200)     (73)      382    1,268
                                 --------- -------- --------- --------
Net income (loss)                 $(1,374) $(2,162)    $(195) $(3,310)
                                 ========= ======== ========= ========

Income (loss) per share:
   Basic                           $(0.07)  $(0.11)   $(0.01)  $(0.17)
   Diluted                         $(0.07)  $(0.11)   $(0.01)  $(0.17)

Weighted average shares outstanding:
   Basic                           19,292   19,232    19,281   19,220
   Diluted                         19,292   19,232    19,281   19,220


                  CHEROKEE INTERNATIONAL CORPORATION
                Condensed Consolidated Balance Sheets
                            (In Thousands)
                             (Unaudited)



                                                   Oct 1,   January 1,
                                                    2006      2006
                                                  --------- ----------
 ASSETS

 Current Assets:
 Cash and cash equivalents                          $9,667    $10,543
 Short-term investments
 Accounts receivable, net                           25,762     24,999
 Inventories, net                                   30,228     26,851
 Prepaid expenses and other current assets           1,868      1,679
 Deferred income taxes                                   -         19
                                                  --------- ----------
     Total current assets                           67,525     64,091

 Property and equipment, net                        19,309     19,268
 Deposits and other assets                           1,320      1,296
 Deferred financing costs, net                         249        346
 Goodwill                                            6,317      6,317
                                                  --------- ----------
                                                   $94,720    $91,318
                                                  ========= ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
 Accounts payable                                  $11,114    $11,658
 Accrued liabilities                                 6,128      6,028
 Accrued compensation and benefits                   7,584      5,326
 Accrued restructuring costs                           662        424
                                                  --------- ----------
     Total current liabilities                      25,488     23,436

 Long-term debt                                    $24,485    $24,485
 Long-term debt payable to affiliates               22,145     22,145
                                                  --------- ----------
     Total long-term debt                           46,630     46,630

 Other long-term obligations                        $5,532     $4,790

 Common stock                                          $19        $19
 Paid-in capital                                   184,457    183,871
 Accumulated deficit                              (169,093)  (168,898)
 Accumulated other comprehensive income              1,687      1,470
                                                  --------- ----------
                                                    17,070     16,462
                                                  --------- ----------
     Net stockholders' equity                      $94,720    $91,318
                                                  ========= ==========


    CONTACT: Cherokee International Corporation
             Lin Fox
             Chief Financial Officer
             714-508-2043
             lin.fox@cherokeepwr.com
             or
             Ann Jones
             Investor Relations
             714-227-0391
             info@cherokeepwr.com